Exhibit 10.63
FIRST AMENDMENT TO THE
ADVOCAT INC.
2005 LONG-TERM INCENTIVE PLAN
     The Board of Directors of Advocat Inc., a Delaware corporation (the “Company”), adopted on December 10, 2008 the following amendments to the Company’s 2005 Long-Term Incentive Plan (“Plan”), pursuant to Section 12 of the Plan:
     First. The Plan is hereby amended by adding the following new paragraph 3.5(d):
     3.5(d) An Award Agreement may permit, and absent such a provision the Committee may in its discretion permit, the Exercise Price of an Option to be paid by the “net exercise” of such Option In such case, the Company will not require a cash payment of the Exercise Price of the Option, but will reduce the number of shares of Stock issued upon the exercise of such Option by the largest number of whole shares of Stock that have a Fair Market Value which does not exceed the aggregate Exercise Price with respect to the portion of such Option that is being exercised. With respect to any remaining balance of the aggregate Exercise Price, the Company shall accept a cash payment. Upon the “net exercise” of an Option (A) shares used to pay the Exercise Price of such Option, (B) shares actually delivered to the Participant as a result of such exercise, and (C) shares withheld for purposes of tax withholding, will no longer be outstanding under such Option (and will therefore no longer be exercisable).
     Second. The Plan is hereby amended by deleting paragraph 9.2(c) in its entirety and by substituting in its place the following new paragraph 9.2(c):
     9.2(c) Notwithstanding anything in this Plan to the contrary, any Award (as applicable) may be settled in cash rather than Stock (i) to the extent provided by the Committee and (ii) to the extent such right to settle an Award in cash would not result in the recognition of income or the imposition of interest or a penalty under Section 409A of the Code. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled or, with respect to an Option, because the Option is settled in cash, a portion of the Option is used to satisfy the applicable tax withholding obligation, or because the Option is exercised through a reduction of shares subject to the Option (i.e., a “net exercise”), such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.
     Third. The Plan is hereby amended by deleting paragraph 9.2(d) in its entirety and by substituting in its place the following new paragraph 9.2(d):
     9.2(d) In the event of a corporate transaction involving the Company, the following rules shall apply:

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     (i) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards (as applicable); (iii) adjustment of the Exercise Price or Base Value of outstanding Awards; and (iv) any other adjustments that the Committee determines to be equitable; provided, however, that that the limitations of sections 422 and 424 of the Code shall apply with respect to adjustments made to ISOs so as not to cause any ISO to cease to qualify as an ISO under section 422 of the Code or to cause any “modification” to an ISO, as that term is defined by the Code and Regulations.
     (ii) If there occurs a merger or consolidation involving the Company, then the Committee shall have the ability, in its absolute discretion, to unilaterally cancel all outstanding Options and SARs on or immediately prior to the effective time of a merger or consolidation. With respect to each canceled Option, the Company shall pay the holder thereof, in cash or such other consideration as may be received by the holders of the Stock in such merger or consolidation, an amount equal to the per share merger consideration to be paid to the holder of each share of the Stock less the Exercise Price of such Option. With respect to each canceled SAR, the Company shall pay the holder thereof, in cash or such other consideration as may be received by the holders of the Stock in such merger or consolidation, an amount equal to the per share merger consideration to be paid to the holder of each share of the Stock less the Base Value of such SAR. Any (i) Option that has an Exercise Price that is equal to or greater than the per share merger consideration of a share of Stock as of such effective time and (ii) SAR that has a Base Value that is equal to or greater than such per share merger consideration may be canceled by the Committee for no consideration.
     (iii) If there occurs a sale of all or substantially all of the Stock, then the Committee shall have the ability, in its absolute discretion, to unilaterally cancel all outstanding Options and SARs on or immediately prior to the effective time of such stock sale. With respect to each canceled Option, the Company shall pay the holder thereof, in cash or such other consideration as may be received by the holders of the Stock in such stock sale, an amount equal to the per share Stock sale consideration less the Exercise Price of such Option. With respect to each canceled Stock Appreciation Right, the Company shall pay the holder thereof, in cash or such other consideration as may be received by the holders of the Stock in such stock sale, an amount equal to the per share Stock sale consideration less the Base Value of such SAR. Any (i) Option that has an Exercise Price that is equal to or greater than the per share Stock sale consideration as of such effective time and (ii) SARs that have a Base Value that is equal to or greater than such per share Stock sale consideration may be canceled by the Committee for no consideration.
     (iv) All determinations made by the Committee pursuant to this Paragraph 9.2(d) shall be final and binding on the Participants.
     Fourth. Except as amended hereby, the provisions of the Plan shall remain in full force and effect.

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